As filed with the Securities and Exchange Commission on March 10, 2026
Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Artiva Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	83-3614316 (I.R.S. Employer Identification No.)
5505 Morehouse Drive, Suite 100 San Diego, CA (Address of Principal Executive Offices)	92121 (Zip Code)

Artiva Biotherapeutics, Inc. 2024 Equity Incentive Plan

Artiva Biotherapeutics, Inc. 2024 Employee Stock Purchase Plan

Artiva Biotherapeutics, Inc. 2025 Inducement Plan

(Full titles of the plans)

Fred Aslan, M.D.

President and Chief Executive Officer

Artiva Biotherapeutics, Inc.

5505 Morehouse Drive, Suite 100

San Diego, CA 92121

(858) 267-4467

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carlos Ramirez

Cooley LLP

10265 Science Center Drive

San Diego, CA 92121

(858) 550-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Artiva Biotherapeutics, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) for the purpose of (i) increasing the number of securities of the same class as other securities for which a Registration Statement on Form S-8 relating to the same employee benefit plans is effective, and (ii) registering securities issuable under an additional employee benefit plan, the Registrant's 2025 Inducement Plan (the “Inducement Plan”). The Registrant previously registered its shares of common stock, par value $0.0001 per share (“Common Stock”), for issuance under the Registrant’s 2024 Equity Incentive Plan and the Registrant’s 2024 Employee Stock Purchase Plan under the Registrant's Registration Statements on Form S-8 (the “Prior Registration Statements”) filed with the SEC on July 22, 2024 (File No. 333-280950) and August 6, 2025 (File No. 333-289298).

PART I

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 10, 2026 (File No. 001-42179);

(b) The Registrant’s Current Reports on Form 8-K filed with the Commission on February 19, 2026, and February 24, 2026 (File No. 001-42179) (each to the extent the information in such reports is filed and not furnished);

(c) The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 from the Registrant’s Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed), filed with the Commission on April 29, 2025 (File No. 001-42179); and

(d) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A12B filed on July 16, 2024 (File No. 001-42179) under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description, including Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 24, 2025 (File No. 001-39979).

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Sections 102 and 145 of the General Corporation Law of the State of Delaware (the “DGCL”), the Registrant has adopted provisions in its amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of its directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•
any breach of the director’s duty of loyalty to the Registrant or its stockholders;
•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•
any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or
•
any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. The Registrant’s amended and restated certificate of incorporation also authorizes it to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the DGCL, the Registrant’s amended and restated bylaws provide that:

•
the Registrant may indemnify its directors, officers, employees and other agents to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;
•
the Registrant may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and
•
the rights provided in the Registrant’s bylaws are not exclusive

The Registrant’s amended and restated certificate of incorporation and its amended and restated bylaws provide for the indemnification provisions described above. The Registrant has entered into, and intends to continue to enter into, separate indemnification agreements with its directors and officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements generally require the Registrant, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require the Registrant to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The Registrant has purchased and currently intends to maintain insurance on behalf of each and every person who is one of its directors or officers, within the limits and subject to the terms and conditions thereof, against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed below:

Exhibit Number	Description
4.1

Amended and Restated Certificate of Incorporation, as currently in effect (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-42179, filed with the Commission on July 22, 2024).

4.2

Amended and Restated Bylaws, as currently in effect (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-42179, filed with the Commission on July 22, 2024).

4.3

Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-280568), filed with the Commission on June 28, 2024).

4.4

Amended and Restated Investors’ Rights Agreement, dated February 22, 2021, by and among the Registrant and certain of its stockholders (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-280568), filed with the Commission on June 28, 2024).

5.1*	Opinion of Cooley LLP.
23.1*	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Cooley LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
99.1	2024 Equity Incentive Plan, as amended (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-42179) filed with the Commission on June 25, 2025.
99.2

Form of Stock Option Grant Notice, Option Agreement and Notice of Exercise under the 2024 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-280568), filed with the Commission on June 28, 2024).

99.3

Form of Restricted Stock Unit Grant Notice and Award Agreement under the 2024 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-280568), filed with the Commission on July 15, 2024).

99.4

2024 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 99.6 to the Registrant’s Registration Statement on Form S-8 (File No. 333-280950), filed with the Commission on July 22, 2024).

99.5

2025 Inducement Plan (incorporated herein by reference to Exhibit 10.31 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (File No. 001-42179) filed with the Commission on March 10, 2026).

99.6

Form of Stock Option Grant Notice, Option Agreement and Notice of Exercise under the 2025 Inducement Plan (incorporated herein by reference to Exhibit 10.32 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (File No. 001-42179) filed with the Commission on March 10, 2026).

99.7

Form of Restricted Stock Unit Grant Notice and Award Agreement under the 2025 Inducement Plan (incorporated herein by reference to Exhibit 10.33 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (File No. 001-42179) filed with the Commission on March 10, 2026).

107*	Filing Fee Disclosure and Payment Methods.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 10, 2026.

ARTIVA BIOTHERAPEUTICS, INC.

By:	/s/ Fred Aslan, M.D.
Fred Aslan, M.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Fred Aslan, M.D. and Thad Huston and each of them, as his or her true and lawful attorneys-in-fact and agents, and each of them, with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Fred Aslan, M.D. Fred Aslan, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	March 10, 2026

/s/ Thad Huston Thad Huston	Chief Financial Officer (Principal Financial and Accounting Officer)	March 10, 2026

/s/ Brian Daniels, M.D. Brian Daniels, M.D.	Chairperson of the Board of Directors	March 10, 2026

/s/ Daniel Baker, M.D. Daniel Baker, M.D.	Director	March 10, 2026

/s/ Elizabeth Hougen	Director	March 10, 2026
Elizabeth Hougen

/s/ Diego Miralles, M.D. Diego Miralles, M.D.	Director	March 10, 2026

/s/ Alison Moore	Director	March 10, 2026
Alison Moore

/s/ Elaine Sorg	Director	March 10, 2026
Elaine Sorg

Signature	Title	Date
/s/ Laura Stoppel, Ph.D. Laura Stoppel, Ph.D.	Director	March 10, 2026